As filed with the Securities and Exchange Commission on May 6, 2020

Registration No. 333-219986

Registration No. 333-207925

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219986

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207925

UNDER

THE SECURITIES ACT OF 1933

THE STARS GROUP INC.

(Exact name of registrant as specified in its charter)

Ontario	98-0555397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Bay Street, South Tower, Suite 3205

Toronto, Ontario, Canada

M5J 2J3

(Address of principal executive offices, including zip code)

THE STARS GROUP INC. STOCK PURCHASE PLAN

THE STARS GROUP INC. EQUITY INCENTIVE PLAN (F/K/A AMAYA INC. EQUITY INCENTIVE PLAN)

AMAYA GAMING GROUP INC. STOCK OPTION PLAN

(Full title of the plans)

Stars Group Services USA Corporation

DCOTA Office Center

1855 Griffin Road, Suite C450

Dania Beach, Florida 33004

(Name and address of agent for service)

+1 (437)-371-5742

(Telephone number, including area code, of agent for service)

Copies to:

Divyesh (Dave) Gadhia The Stars Group Inc. 200 Bay Street, South Tower, Suite 3205 Toronto, Ontario, Canada M5J 2J3 (437) 371-5742	Eric Levy Osler, Hoskin & Harcourt LLP 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 (514) 904-8100	Rob Lando Osler, Hoskin & Harcourt LLP 620 Eighth Avenue, 36th Floor New York, New York 10018 (212) 867-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by The Stars Group Inc., a corporation organized under the laws of Ontario, Canada (“The Stars Group”), with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-219986, filed with the SEC on August 15, 2017, registering 4,000,000 common shares of The Stars Group, without nominal or par value (“Common Shares”), reserved for issuance under the Stars Group Inc. Stock Purchase Plan; and

•	File No. 333-207925, filed with the SEC on November 10, 2015, registering 13,311,657 Common Shares, with 3,989,672 Common Shares reserved for issuance under The Stars Group Equity Incentive Plan (f/k/a Amaya Inc. Equity Incentive Plan), and the remaining 9,321,985 reserved for issuance under the Amaya Gaming Group Inc. Stock Option Plan.

On May 5, 2020, pursuant to that certain Arrangement Agreement (the “Arrangement Agreement”), dated October 2, 2019, by and between The Stars Group and Flutter Entertainment plc, a public limited company existing under the Laws of Ireland (“Flutter”), to effect, among other things, acquisition of all of the issued and outstanding Common Shares by Flutter in exchange for ordinary shares of Flutter (“Flutter Shares”) under a plan of arrangement under the Business Corporations Act (Ontario), The Stars Group became a wholly owned subsidiary of Flutter. The Flutter Shares issued pursuant to the Arrangement Agreement were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 provided by Section 3(a)(10) thereof on the basis of the approval of the Ontario Superior Court of Justice (Commercial List).

As a result of the completion of the transactions contemplated by the Arrangement Agreement, The Stars Group has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, The Stars Group hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by The Stars Group in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, The Stars Group hereby removes from registration any and all of such securities that had been registered for issuance but remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on May 6, 2020.

THE STARS GROUP INC.

By:	/s/ Divyesh (Dave) Gadhia
	Name:	Divyesh (Dave) Gadhia
	Title:	Director and President

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused the post-effective amendments to the Registration Statements to be signed by the undersigned, solely in the capacity of the duly authorized representative of the Registrant in the United States, on May 6, 2020.

STARS GROUP SERVICES USA CORPORATION

By:	/s/ Marlon Goldstein
	Name:	Marlon Goldstein
	Title:	Authorized Signatory

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